RESTRICTED STOCK AGREEMENT

AGREEMENT by and between KBR, Inc., a Delaware corporation (the ”Company”) and ____________________ (“Employee”) made effective as of __________________ (the “Grant Date”).

1.	Grant of Restricted Stock.

(a)        Stock. Pursuant to the KBR, Inc. 2006 Stock and Incentive Plan (the “Plan”), Employee is hereby awarded _______________ shares of the Company’s common stock (“Stock”), subject to the conditions of the Plan and this Agreement (the “Restricted Stock”).

(b)        Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.         Terms of Restricted Stock. Employee hereby accepts the Restricted Stock and agrees with respect thereto as follows:

(a)        Forfeiture of Restricted Stock. In the event of termination of Employee’s employment with the Company or any employing Subsidiary of the Company for any reason other than (i) normal retirement on or after age sixty-five, (ii) death or (iii) disability (disability being defined as being physically or mentally incapable of performing either the Employee’s usual duties as an Employee or any other duties as an Employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing subsidiary), or except as otherwise provided in the last two sentences of subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit all Restricted Stock to the extent then subject to the Forfeiture Restrictions (as defined below). The obligation to forfeit and surrender Restricted Stock to the Company upon termination of employment and the prohibition against transfer in Paragraph 2(b) below are herein referred to as “Forfeiture Restrictions.”

(b)        Assignment of Award. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions.

(c)        Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Stock in accordance with the following schedule provided that Employee has been continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through the applicable lapse date.

Lapse Date	Percentage of Total Number of Restricted Stock
1st Anniversary of Grant Date	20%
2nd Anniversary of Grant Date	40%
3rd Anniversary of Grant Date	60%
4th Anniversary of Grant Date	80%
5th Anniversary of Grant Date	100%

Notwithstanding the foregoing or Paragraph 2(d) below, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan) or (ii) the date Employee’s employment with the Company is terminated by reason of death, disability (as determined above) or normal retirement on or after age sixty-five. In the event Employee’s employment is terminated for any other reason, including retirement prior to age sixty-five with the approval of the Company or employing Subsidiary, the

Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Stock still subject to such restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

(d)        Net Income. The Forfeiture Restrictions in Paragraph 2(c) above shall not lapse as to the Restricted Stock in accordance with the schedule above for any Anniversary of Grant Date in which the Company’s Net Income (as defined below) for the immediately preceding calendar year was less than $0. To the extent the Company’s Net Income for the immediately preceding calendar year was less than $0, Employee shall, for no consideration, forfeit all Restricted Stock that was scheduled to vest on such Anniversary of Grant Date (to the extent then subject to the Forfeiture Restrictions). The forfeiture of Restricted Stock on such Anniversary of Grant Date shall not affect the vesting of any Restricted Stock on future Anniversary of Grant Dates under this Agreement. Net Income for purposes of this Paragraph 2(d) shall mean as to any calendar year, the income after taxes of the Company for such calendar year determined in accordance with generally accepted accounting principles; provided, however, that Net Income shall not be reduced by the after-tax earnings impact of: (i) any item that: (A) originated, (B) relates to or arises from an action that occurred, or (C) relates to or arises from an inaction that occurred, prior to Employee’s first date of employment with the Company or an employing Subsidiary, (ii) the negative effect of changes in accounting principles required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other governing body that sets accounting standards, (iii) the negative effect of changes in the tax law. The determination of whether or not an item should be excluded from Net Income shall be determined by the Compensation Committee, based on a reasonable and good faith determination.

(e)        Certificates. A certificate evidencing the Restricted Stock shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive currently all dividends until the Restricted Stock are forfeited pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the nature of the Restricted Stock, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.         Withholding of Tax. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with this Award and unless otherwise approved by the Committee, the Company shall reduce the number of shares of Stock that would have otherwise been delivered to Employee by a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld.

4.         Status of Stock. Employee agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

5.         Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of (i) the Company, a Parent Corporation, or Subsidiary of the Company or (ii) a corporation or a Parent Corporation or subsidiary of such corporation assuming or substituting a new award for this Award. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

6.         Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock.

7.         No Section 83(b) Election. Employee shall not make an election, under section 83(b) of the Code, to include an amount in income in respect of the award of Restricted Shares under this Agreement.

8.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

9.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

10.       Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Employee’s rights under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

KBR, INC.

By:________________________________________________
Name:______________________________________________
Date:_______________________________________________
EMPLOYEE:
____________________________________
_____________________________________